Exhibit (l)(ii)

NATIXIS ETF TRUST

888 Boylston Street

Boston, Massachusetts 02199

December 1, 2023

Susan McWhan Tobin, Esq.

Secretary and Chief Legal Officer

Natixis ETF Trust

888 Boylston Street, Suite 800

Boston, Massachusetts 02199

Re:  Subscription for Shares

Dear Ms. Tobin,

Natixis Distribution, LLC, in consideration of the formation of Natixis Gateway Quality Income ETF, a series of Natixis ETF Trust (the “Fund”), hereby subscribes to one (1) share of beneficial interest, without par value, of the Fund (the “Shares” and each a “Share”) and agrees to pay $25.00 for the Share.

This subscription will be payable and the Share subscribed for in this letter will be issued prior to the effective date of the registration of the Share under the Securities Act of 1933, as amended.

In connection with your sale to us today of the Share, we understand that: (i) the Share has not been registered under the Securities Act of 1933, as amended; (ii) your sale of the Share to us is in reliance on the sale being exempt under Section 4(2) of the Act as not involving any public offering; and (iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Share for investment and for our own account as the sole beneficial owner hereof, and not with a view to or in connection with any resale or distribution of the Share or of any interest therein. We hereby agree that we will not sell, assign or transfer the Share or any interest therein except upon repurchase or redemption by the Fund unless and until the Share has been registered under the Securities Act of 1933, as amended, or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

This letter is intended to take effect as an instrument under seal, shall be construed under the laws of Massachusetts, and is delivered at Boston, Massachusetts, as of the date written above.

Susan McWhan Tobin

December 1, 2023

Please indicate your agreement and acceptance of this subscription by signing below.

Natixis Distribution, LLC

By:	/s/ Beatriz Pina-Smith
Beatriz Pina-Smith
Executive Vice President, Treasurer and Chief Financial Officer

Accepted and Agreed to on December 1, 2023

Natixis ETF Trust,
on behalf of the Natixis Gateway Quality Income ETF

By:	/s/ Susan McWhan Tobin
Susan McWhan Tobin
Secretary and Chief Legal Officer